Exhibit 99.1

CEDAR REALTY TRUST ANNOUNCES APPOINTMENT OF THREE NEW INDEPENDENT DIRECTORS

Reaches Agreements with Camac Partners and Ewing Morris & Co.

Port Washington, NY – April 28, 2021 – Cedar Realty Trust, Inc. (NYSE: CDR) (“Cedar” or the “Company”), today announced that it has agreed to appoint three new independent directors, Darcy D. Morris, Richard H. Ross, and Sharon Stern, to the Company’s Board of Directors (the “Board”), effective immediately, each with terms expiring at the Company’s upcoming 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”). The Company has also agreed to nominate the three new independent directors for election at the 2021 Annual Meeting. In addition, longtime directors Pamela Hootkin and Roger Widmann will retire from the Board, effective as of the 2021 Annual Meeting. With the addition of the three new independent directors, the size of the Board will temporarily increase from seven to ten directors, and upon the conclusion of the 2021 Annual Meeting, the Board will be reduced to eight directors, seven of which will be independent.

These appointments are in connection with the separate Cooperation Agreements that Cedar entered into with Camac Partners LLC and certain of its affiliates (“Camac”) and Ewing Morris & Co. Investment Partners Ltd. and certain of its affiliates (“Ewing Morris”) pursuant to which Camac and Ewing Morris will each withdraw their director nominations previously submitted to Cedar and will support the Board’s full slate of directors at the 2021 Annual Meeting. Camac and Ewing Morris also agreed to abide by customary standstill provisions and voting commitments.

Gregg Gonsalves, Chairman of the Board of Cedar, commented, “Cedar’s Board of Directors is committed to adhering to the highest standards of corporate governance and acting in our shareholders’ best interests. To that end, after thoughtful deliberation, and in consultation with our shareholders, we are pleased to welcome Darcy, Richard, and Sharon to our Board and look forward to working collaboratively with them to reach our goal of delivering superior shareholder value in the years ahead. Our new directors bring substantial real estate and capital markets industry expertise and fresh perspectives, and further enhance our Board’s alignment with shareholders. On behalf of the Board, we thank Pam and Roger for their dedication and contributions to Cedar over many years.”

The full Cooperation Agreements will be filed by Cedar with the U.S. Securities and Exchange Commission as exhibits to a Current Report on Form 8-K. BofA Securities is acting as Cedar’s financial advisor, and Goodwin Procter LLP is acting as legal counsel. Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as legal counsel to Camac. Olshan Frome Wolosky LLP is acting as legal counsel to Ewing Morris.

About Darcy D. Morris

Darcy D. Morris is a co-founder of Ewing Morris, a value driven Canadian boutique investment firm, and has served as its Co-President and Chief Executive Officer, since June 2011. Prior to co-founding Ewing Morris, he served as a Portfolio Manager at MacDougall, MacDougall & MacTier Inc., a wealth management firm subsequently acquired by Raymond James Ltd. Mr. Morris currently serves on the Board of The Caldwell Partners International Inc. (TSX: CWL), an executive search firm, is Treasurer of the Toronto Public Library Foundation and is President of the Art Gallery of Ontario (AGO) Foundation. Mr. Morris received an Honours Bachelor of Arts in Political Studies from Queen’s University and was awarded the Canadian Investment Manager designation in 2010.

About Richard H. Ross

Richard H. Ross is the President and CFO of Quinn Residences, a real estate operating company focused on acquiring, developing, and operating well located, purpose- built, single-family rental homes primarily in the southeastern United States. Previously, Mr. Ross served as the Executive Vice President & Chief Financial Officer for Branch Properties, and before that was Chief Financial Officer and later Chief Executive Officer of Trade Street Residential, Inc., a publicly traded multi-family REIT. Mr. Ross is on the Board of Independence Realty Trust, Inc. He graduated from the University of Florida with a Bachelor of Science in Accounting.

About Sharon Stern

Sharon Stern is the President of Eastmore Management and Metro Investments, two organizations focused on the acquisition, development and management of multi-residential and commercial properties in the downtown core of Montreal. Previously, Ms. Stern worked in Strategy and Corporate Development for the Business Development Bank of Canada. Ms. Stern earned a Bachelor of Arts Degree from McGill University in Economics and World Religions and a Master’s Degree in Economic Policy from Brown University.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership, operation and redevelopment of grocery-anchored shopping centers in high-density urban markets from Washington, D.C. to Boston. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 54 properties, with approximately 8.2 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Media Contacts

Gasthalter & Co.

Nathaniel Garnick/Kevin FitzGerald/Sara Widmann

(212) 257-4170

cedarrealty@gasthalter.com

Forward-Looking Statements

Certain statements made in this press release that are not strictly historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Cedar Realty Trust, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. Factors that could cause actual results, performance or achievements to differ materially from current expectations include, but are not limited to: (i) the Company’s ability to generate value for its shareholders, and (ii) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic. For further discussion of factors that could materially affect the outcome of forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year December 31, 2020 and other documents that the Company files with the Securities and Exchange Commission from time to time.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All of the above factors are difficult to predict, contain uncertainties that may materially affect the Company’s actual results and may be beyond the Company’s control. New factors emerge from time to time, and it is not possible for the Company’s management to predict all such factors or to assess the effects of each factor on the Company’s business. Accordingly, there can be no assurance that the Company’s current expectations will be realized.